                                                                  EXHIBIT 10.1


LETTERHEAD



May 2, 1994


                                                                  LOGO


Mr. D. Gordon Strickland
Senior Vice President, Finance
Kerr Group, Inc.
1840 Century Park East
Los Angeles, CA  90067

Re:      Line of Credit Agreement

Dear Gordon:

I am pleased to inform you that PNC Bank, National Association (PNC Bank) has approved the establishment of a $10 million line of credit in favor of Kerr Group, Inc. The terms and conditions of this credit facility are as follows:


BORROWER:                         Kerr Group, Inc.

AMOUNT:                           $10,000,000.00

SECURITY:                         Unsecured; provided, however, that at the
                                  option of PNC Bank following the occurrence of an event of default, Borrower shall pledge cash or cash equivalents to PNC Bank as collateral security an amount equal to the stated amount of all outstanding letters of credit, provided that if PNC Bank elects to require such cash collateralization, then
                                  Borrower shall have the right to cause the cancellation or replacement of such letters of credit.

MATURITY:                         April 30, 1995

LETTERS OF CREDIT:                Borrower may request PNC Bank to issue one or
                                  more standby letters of credit for Borrower's account; provided that the maximum stated amount of all letters of credit outstanding hereunder does not exceed $4 million. No letter of credit issued shall have an expiration date later than the Maturity Date.
                                  All letters of credit shall be issued in accordance with PNC Bank's standard policies and practices and shall be subject to PNC
                                  Bank's

Mr. D. Gordon Strickland
May 2, 1994
Page 2




                                  standard processing and administrative fees and charges. For each letter of credit issued, Borrower shall execute and deliver to PNC Bank a duly completed Application and Agreement for the Issuance of a Standby Letter of Credit (an "Application") substantially in the form attached hereto.


FACILITY FEE:                     .50% per annum on the total amount of the
                                  Facility payable quarterly, in arrears.


STANDBY LETTER
OF CREDIT FEE:                     1.375% per annum on stated amount of
                                   outstanding letters of credit payable
                                   quarterly, in arrears.


INTEREST RATE:                     At the Borrower's option:

                                   1)       The rate in effect from time to
                                            time and announced as PNC Bank's
                                            prime rate;

                                   2)       LIBOR + 1.50%;

                                   3)       Negotiated Rate.


INTEREST RATE PAYMENT:             1)       All prime rate borrowings shall
                                            have interest payable monthly.

                                   2)       All LIBOR borrowings shall be for
                                            periods, at the Borrower's option,
                                            of one month, two months or three
                                            months.  Interest shall be payable
                                            at the maturity of the interest rate
                                            period.

                                   3)       For Negotiated Rate borrowings,
                                            payment will be at the maturity of
                                            the agreed upon interest period, not
                                            to exceed three months.

Mr. D. Gordon Strickland
May 2, 1994
Page 3




EVENTS OF DEFAULT:                 1)       Any default under i) the terms and
                                            conditions and of the Note Agreement
                                            dated September 15, 1993 between
                                            Kerr Group, Inc. and John Hancock
                                            Mutual Life Insurance Company,
                                            Massachusetts Mutual Life Insurance
                                            Company, Mass Mutual/Carlson CBO,
                                            N.V., New York Life Insurance
                                            Company (the "Note Agreement"), the
                                            provisions of which are incorporated
                                            by reference herein as if fully set
                                            forth herein, without regard to any
                                            subsequent amendment, modification,
                                            renewal, replacement or termination
                                            of such Note Agreement; or ii) any
                                            note, agreement, indenture or other
                                            document evidencing indebtedness
                                            equal to or greater than $5 million.

                                   2)       Other events of default, including
                                            non-payment, bankruptcy and material
                                            adverse change in Borrower's
                                            financial condition, failure to
                                            deliver financial statements and
                                            compliance certificates to PNC Bank,
                                            as set forth in the form of Note
                                            attached hereto.


REPRESENTATIONS AND
WARRANTIES:                       Any drawing under the facility requires the
                                  Borrower to represent and warrant that there exists no event of default or unmatured event of default under the Note Agreement.


FORM OF NOTE:                     See attached.


FORM OF APPLICATION:              See attached.


GOVERNING LAW; CONSENT
TO JURISDICTION:                  Commonwealth of Pennsylvania


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Mr. D. Gordon Strickland
May 2, 1994
Page 4




This letter supersedes and replaces my letter to you dated October 28, 1993. PNC Bank is pleased to provide you additional financing through the increase in this facility.

Very truly yours,



ANTHONY L. TRUNZO
- - --------------------------
Anthony L. Trunzo
Vice President
Los Angeles Office
National Corporate Banking


Date: May 2, 1994                          AGREED TO AND ACCEPTED

                                           KERR GROUP, INC.


                                           By:  GEOFFREY A. WHYNOT
                                               -------------------------
                                           Title: Treasurer

                                      NOTE


$10,000,000                                                       May 2, 1994


         FOR VALUE RECEIVED, KERR GROUP, INC., a corporation organized and existing under the laws of the State of Delaware (the "Borrower"), with an address at 1840 Century Park East, Los Angeles, California 90067 promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the "Bank"), in lawful money of the United States of America in immediately available funds at Bank's offices located at One PNC Plaza, Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania 15265, or at such other location as the Bank may designate from time to time, the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000) (the "Facility") or such lesser amount as may be advanced to or for the benefit of the Borrower hereunder, together with interest accruing on the outstanding principal balance from the date hereof, as provided below:

1. ADVANCES. The Borrower may borrow, repay and reborrow hereunder until the Expiration Date, subject to the terms and conditions of this Note and the Loan Documents (as defined herein). The "Expiration Date" shall mean April 30, 1995, or such later date as may be designated by the Bank by written notice from the Bank to the Borrower. The Borrower acknowledges and agrees that in no event will the Bank be under any obligation to extend or renew the Facility or this Note beyond the initial Expiration Date. In no event shall the aggregate unpaid principal amount of advances under this Note exceed the face amount of this Note.

2. ADVANCE PROCEDURES. A request for advance must be received by the Bank by telephone prior to 12:00 noon, prevailing Eastern Time, for same day advances, which telephonic request shall be confirmed in writing as the Bank may require. The Borrower authorizes the Bank to accept telephonic requests for advances, and the Bank shall be entitled to rely upon the authority of any person providing such instructions. The Borrower hereby indemnifies and holds the Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) which may arise or be created by the acceptance of such telephone requests or making such advances. The Bank will enter on its books and records, which entry when made will be presumed correct, the date and amount of each advance, as well as the date and amount of each payment made by the Borrower. The Banks's obligation to make any advance hereunder shall be subject to (i) no Event of Default and no event which with the passage of time or the giving of notice or both shall become an Event of Default shall exist hereunder, and (ii) the representations and warranties set forth herein shall be true and correct as of such date.

3. FACILITY FEE. Beginning on the last day of the calendar quarter after the date hereof and continuing on the last day of each calendar quarter thereafter until the Expiration Date, the Borrower shall pay a commitment fee to the Bank, in arrears, at the rate of one-half of one percent (.50%) per annum on the total amount of the Facility. The commitment fee shall be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.

4. INTEREST RATE OPTIONS. All amounts outstanding under the Facility shall bear interest at a rate per annum selected by the Borrower from the interest rate options set forth below; it being understood that the Borrower may select different options to apply simultaneously to different portions of the Loans and may select different interest periods to apply simultaneously to different portions of the Loans bearing interest at the As Offered Rate set forth below.

(i) Prime Rate. A rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) equal to the Prime Rate.

(ii) Negotiated Rate. A rate per annum (where not prohibited by law, computed on the basis of a year of 360 and the actual number of days elapsed), determined in the Bank's sole discretion, as offered in good faith by the Bank to the Borrower at which the Bank would advance funds to the Borrower in the principal amount requested for the interest period requested (the "Negotiated Rate").

(iii) Euro-Rate Option. A rate of interest per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) equal to the sum of
(A) the Adjusted Euro-Rate plus (B) one hundred and fifty (150) basis points (1.5%). The Adjusted Euro-Rate and Loans bearing interest at such Adjusted Euro-Rate shall be adjusted from time to time in accordance with the provisions of Paragraph 9.

5. INTEREST PAYMENT DATES. The Borrower shall pay accrued interest on the unpaid principal balance of the Note in arrears: (i) with respect to each Prime Rate Portion, at the Prime Rate (A) on the last Business Day of each month during the term hereof, (B) at maturity, whether by acceleration or otherwise of the Note, and (C) after maturity, on demand until paid in full;
(ii) with respect to each Negotiated Rate Portion, at the Negotiated Rate (A) on the last day of each Negotiated Rate Interest Period as provided for in Paragraph 6 hereof, (B) at maturity, whether by acceleration or otherwise of the Note, and (C) after maturity, on demand until paid in full; and (iii) with respect to each Euro-Rate Portion, at the Adjusted Euro-Rate (A) on the last day of each Euro-Rate Interest Period as provided for in Paragraph 6 hereof,
(B) at maturity, whether by acceleration or otherwise of the Note, and (C) after maturity, on demand until paid in full.

6. INTEREST PERIODS. (b) At any time when the Borrower shall select, convert to or renew the Negotiated Rate Option or the Euro-

Rate Option to apply to all or any Portion of the outstanding Loans, it shall fix one or more periods during which such Option shall apply. Each such period
(i) shall not exceed three (3) months as is agreed to by the Bank and the Borrower, in the case of the Negotiated Rate Option and (ii) shall be one (1), two (2) or three (3) months commencing on the borrowing, conversion or renewal date, in the case of the Euro-Rate Option. All of the foregoing, however, is subject to the following:

                 (i) any Negotiated Rate Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day;

                 (ii) any Euro-Rate Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless such Business Day falls in the succeeding calendar month in which case such Euro-Rate Interest Period shall end on the next preceding Business Day; and

                 (iii) any Euro-Rate Interest Period which begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the subsequent calendar month during which such Euro-Rate Interest Period is to end shall end on the last Business Day of such subsequent month.

                 Elections by the Borrower of the Negotiated Rate Option or the Euro-Rate Option shall be subject to the following further limitations:

                 (i) The Negotiated Rate Portion for each Negotiated Rate Interest Period and the Euro-Rate Portion for each Euro-Rate Interest Period shall be in an aggregate principal amount of $250,000 or more; provided, however, that each incremental unit in excess of $250,000 shall be $50,000 or an integral multiple thereof;

                 (ii) No Negotiated Rate Interest Period or Euro-Rate Interest Period may be elected with regard to amounts outstanding hereunder which Interest Period would end after the Expiration Date; and

                 (iii) At no time may there be more than five (5) Interest Periods in effect.

Elections of or conversions to the Prime Rate Option shall continue in effect until converted as hereinafter provided. Elections of, conversions to or renewals of the Negotiated Rate Option or the Euro-Rate Option shall expire as to each Negotiated Rate Portion or Euro-Rate Portion at the expiration of the applicable Interest Period.

7. INTEREST RATE CONVERSIONS. At any time with respect to the Prime Rate Portion or at the expiration of the applicable Interest Period with respect to any Negotiated Rate Portion or Euro-Rate Portion, the Borrower (subject to Paragraph 6 hereof) may cause all or any part of the principal amount of such Portion to be converted to and/or (in the case of a Negotiated Rate Portion or a Euro-Rate Portion) to be renewed under the Negotiated Rate Option or Euro-Rate Option by notice to the Bank as hereinafter provided. Such notice
(i) shall be irrevocable, (ii) shall be given not later than 11:00 A.M. (Pittsburgh, Pennsylvania time) (A) in the case of a conversion to or renewal of, either in whole or in part, the Negotiated Rate Option on the proposed effective date for the conversion or renewal or (B) in the case of a conversion to or renewal of, either in whole or in part, the Euro-Rate Option not less than three (3) Business Days prior to the proposed effective date for the conversion or renewal, for such conversion to or renewal of, and (iii) shall set forth;

                 (A) the effective date, which shall be a Business Day;

                 (B) the new Negotiated Rate Interest Period(s) and/or Euro-Rate Interest Period(s) selected; and

                 (C) with respect to each such Interest Period, the aggregate principal amount of the corresponding Negotiated Rate Portion or Euro-Rate Portion.

                 At the expiration of each Negotiated Rate Interest Period or Euro-Rate Interest Period, any part (including the whole) of the principal amount of the corresponding Negotiated Rate Portion or Euro-Rate Portion, as to which no notice of conversion or renewal has been received as provided above, shall automatically be converted to the Prime Rate Option. The Bank shall promptly notify the Borrower of any such automatic conversion.

8. NOTIFICATION OF ELECTION. The Borrower shall notify the Bank of each election of an interest rate option, each conversion from one interest rate option to another, the amount of the Loans then outstanding to be allocated to each interest option and where relevant the Interest Periods by communication, as provided for in this Note. Any such communication may be oral or written and if oral, it shall be followed immediately by written confirmation of such interest rate option election executed by an authorized officer of the Borrower.

9. INTEREST AFTER MATURITY. After the principal amount of all or any part of Prime Rate Portions of the Loans shall have become due and payable, whether by acceleration or otherwise, all Prime Rate Portions shall bear interest at a rate per annum which shall be 200 basis points (2%) per annum above the rate otherwise in effect under the Prime Rate Option, such interest rate to change automatically from time to time, effective as of the effective date of each change in the Prime Rate. After the principal amount of all or any part of the Negotiated Rate Portions and the Euro-Rate Portions of the Loans, shall have become due and payable, whether by acceleration or otherwise, all such Negotiated Rate Portions and Euro-Rates Portions shall bear interest, (i) until the end of the then current Interest Period, at a rate per annum which shall be 200 basis points (2%) per annum above the rate otherwise in effect under the Negotiated Rate Option and/or the Euro-Rate Option, as the case may be, and (ii) at the end of the then current Interest Period, such part of the Loans bearing interest at the Negotiated Rate or the Adjusted Euro-Rate shall automatically be converted to the Prime Rate, and thereafter the interest rate shall be calculated in accordance with the initial sentence of this Paragraph
9. The contract interest rate(s) herein shall continue to apply whether or not judgment shall be entered on this Note.

10. YIELD PROTECTION. Notwithstanding the provisions of Paragraph 4 hereof:

         (i) If any change subsequent to the date hereof in applicable law, rule, regulation, treaty or official directive, or in the interpretation or application thereof by any governmental authority charged with the administration thereof or the compliance with any guideline or request from any central bank or other governmental authority, shall make it unlawful for the Bank to maintain or give effect to its obligations as contemplated under the Loans, the Bank shall notify the Borrower. Thereafter, the Bank's obligations to make available any further Loans hereunder shall forthwith be canceled and the Borrower, within thirty (30) days, or within such longer period as may be allowed by law, shall repay to the Bank the outstanding principal amount of all Loans together with interest thereon to the date of repayment and fees, if any, due as of the date of termination; provided, however, that the Bank's obligations which are lawful, if severable from those which are unlawful, shall continue, and with respect to those obligations, this Note shall not terminate.

         (ii) If any existing law or regulation (including, without limitation, Regulation D issued by the Board of Governors of the Federal Reserve System), or if any change on or after December 31, 1984 in applicable law or regulation, or in the interpretation thereof by any governmental authority charged with the administration thereof, shall

                 (A) subject the Bank to any tax, levy, impost, charge, fee, duty, deduction or withholding or any kind hereunder (other than any tax imposed or based upon the income of the Bank and payable to any governmental or taxing authority in the United States of America or any state thereof); or

                 (B) change the basis of taxation of the Bank with respect to payments of principal or interest or other amounts due hereunder

(other than any change which affects, and only to the extent that it affects, the taxation by the United States or any state thereof of the total net income of the Bank); or

                 (C) impose, modify or deem applicable any reserve, special deposit or similar requirements against assets held by the Bank (other than such requirements which are included in the determination of the applicable rate of interest hereunder); or

                 (D) impose upon the Bank any other obligation or condition with respect to this Note,

and the result of any of the foregoing is to increase the cost to the Bank, reduce the income receivable by the Bank, reduce the rate of return on the Bank's capital, or impose any expenses upon the Bank with respect to any Portion of the Loans by an amount which the Bank reasonably deems material, then and in any such case:

                 (A) the Bank shall promptly notify the Borrower of the happening of such event;

                 (B) the Borrower shall pay to the Bank, on demand, as additional interest on the Loans, such amount as will compensate the Bank for such additional cost or reduced amount: and

                 (C) the Borrower may pay the affected portion of the Bank's loan in full without the payment of any additional amount other than on account of the Bank's out-of-pocket losses (including funding loss, if any, as provided in paragraph 11 below) not otherwise provided for in subparagraph (B) immediately above.

         (iii) A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Paragraph 10 shall be promptly submitted by the Bank to the Borrower. Such certificate shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

11. FUNDING LOSSES. The Borrower agrees to indemnify the Bank against any loss or expense which the Bank, as a consequence of either (i) the Borrower's failure to make a payment on the due date thereof or (ii) the Borrower's payment, prepayment (including by reason of the acceleration of the Note) or conversion of any Negotiated Rate Portion or any Euro-Rate Portion of the Loans on a day other than the last day of the applicable Interest Period, may sustain or incur in liquidating or employing deposits from third parties acquired to effect, fund or maintain such Negotiated Rate Portion or Euro-Rate Portion or any part thereof. The Bank's determination of an amount payable under this Paragraph 11 shall, in the absence of manifest error, be conclusive and shall be payable on demand.

12. EURO-RATE UNASCERTAINABLE. In the event that, on any date on which the Adjusted Euro-Rate would otherwise be set, the Bank shall have determined (which determination shall be final and conclusive) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Euro-Rate, the Bank shall give prompt notice of such determination to the Borrower and, until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer exist, the right of the Borrower to borrow under, convert to or renew the Euro-Rate Option shall be suspended. Any notice of borrowing under, conversion to or renewal of the Euro-Rate Option which was to become effective during the period of such suspension shall be treated as a request to borrow under, convert to or renew the Prime Rate Option with respect to the principal amount therein specified.

13. INTEREST RATE OPTIONS UNLAWFUL OR ILLEGAL. If the Bank shall determine in good faith (which determination shall be final and conclusive) that compliance by the Bank with any applicable law, treaty or governmental rule, regulation, guideline, order, request or directive (whether or not having the force of law), or the interpretation or application thereof by any Governmental Authority, has made it unlawful or impractical for the Bank to make or maintain the Loans under the Negotiated Rate Option or the Euro-Rate Option (including but not limited to acquiring certificates of deposit or Eurodollar liabilities to fund such Loans), the Bank shall give notice of such determination to the Borrower. Notwithstanding any provision of this Note to the contrary, unless and until the Bank shall have given notice that the circumstances giving rise to such determination no longer apply:

                 (i) with respect to any Interest Periods thereafter commencing, interest on the Loans bearing interest at the Negotiated Rate or the Adjusted Euro-Rate (whichever one or more have been determined by the Bank to be unlawful or impractical) shall be computed and payable under the Prime Rate Option; and

                 (ii) on such date, if any, as shall be required by law, any Loans bearing interest at the Negotiated Rate or the Adjusted Euro-Rate then outstanding (whichever one or more have been determined by the Bank to be unlawful or impractical) shall be automatically converted to the Prime Rate Option, and the Borrower shall pay to such Bank the accrued and unpaid interest on such Loans to (but not including) the date of such conversion at the applicable interest rate or rates in effect for such Loans prior to such conversion.

         The Borrower shall pay the Bank any additional amounts reasonably necessary to compensate the Bank for any costs incurred by the Bank as a result of any conversion pursuant to item (ii) above on a day other than the last day of the relevant Interest Period, including, but not limited to, any interest or fees payable by the Bank to lenders of funds obtained by it to loan or maintain the lending of the Loans so converted. The Bank shall furnish to the Borrower a certificate as to the amount necessary to compensate the Bank for such costs (which certificate, absent error in computation, shall be conclusive), and the Borrower shall pay such amount to the Bank, as additional consideration hereunder, within ten (10) days of the Borrower's receipt of such certificate.

14. CAPITAL ADEQUACY PROTECTION. If (i) any adoption of or any change in or in the interpretation of any Governmental Rule, or (ii) compliance with any Governmental Rule of any Governmental Authority exercising control over banks or financial institutions generally or any court (whether or not having the force of law), or (iii) any change in the force or effectiveness of the regulations set forth at 12 C.F.R. Part 3 (Appendix A), 12 C.F.R. Part 208 (Appendix A), 12 C.F.R. Part 225 (Appendix A) or 12 C.F.R. Part 325 (Appendix
A) requires that the commitments and obligations hereunder be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Bank or any corporation controlling the Bank (a "Capital Adequacy Event"), the result of which is to reduce the rate of return on the Bank's capital as a consequence of such commitments to a level below that which the Bank could have achieved but for such Capital Adequacy Event, taking into consideration the Bank's policies with respect to capital adequacy, by an amount which the Bank deems to be material, the Bank shall promptly deliver to the Borrower a statement of the amount necessary to compensate the Bank for the reduction in the rate of return on its capital attributable to such commitments (the "Capital Compensation Amount"). The Bank shall determine the Capital Compensation Amount in good faith, using reasonable attribution and averaging methods. The Bank shall from time to time notify the Borrower of the amount so determined. Such amount shall be due and payable by the Borrower to the Bank ten (10) Business Days after such notice is given. As soon as practicable after any Capital Adequacy Event, the Bank shall submit to the Borrower estimates of the Capital Compensation Amounts that would be payable as a function of the Bank's commitments hereunder.

15. CERTAIN DEFINED TERMS. For purposes hereof, the following terms shall have the meanings ascribed to them herein:

   "Adjusted Euro-Rate" means the interest rate relating to the Euro-Rate Option as described in item (iii) of Paragraph 4(a) hereof.

   "Business Day" (i) when used in a context which relates to the Euro-Rate Option means a day (A) when banks are open for business in Pittsburgh, Pennsylvania and (B) when dealings in foreign currencies and exchange and eurodollar funding between banks may be carried on at the location at which the Bank transacts its Eurodollar funding; and (ii) when used in any other context in this

Note means a day on which banks are open for business in Pittsburgh, Pennsylvania.

   "Capital Adequacy Event" shall have the meaning given it in Paragraph 14 hereof.

   "Capital Compensation Amount(s)" shall have the meaning given it in Paragraph 14 hereof.

   "Euro-Rate" means for any day, as used herein, for each segment of the Euro-Rate Portion corresponding to a proposed or existing Euro-Rate Interest Period, the rate per annum determined by the Bank by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (i) the average of the rates per annum (which shall be the same for each day in such Euro-Rate Interest Period) for deposits in Dollars offered in the London interbank market at approximately 11:00 A.M. (local time in the city in which the Bank conducts its foreign exchange transactions) determined in good faith by the Bank in accordance with its usual procedures (which determination shall be conclusive), two (2) Business Days prior to the first day of such Euro-Rate Interest Period for delivery on the first day of such Euro-Rate Interest Period in an amount equal to the Euro-Rate Portion for such Euro-Rate Interest Period and having a maturity comparable to such Euro-Rate Interest Period by (ii) a number equal to
1.00 minus the Euro-Rate Reserve Percentage.

         The "Euro-Rate" may also be expressed by the following formula:
                          [average of the rates offered           ]
                          [in the London interbank market         ]
                          [determined by the Bank pursuant to item]
Euro-Rate =               [(i) of this definition                 ]
                          [1.00-Euro-Rate Reserve Percentage      ]


The Euro-Rate shall be adjusted automatically with respect to any Euro-Rate Portion outstanding on the effective date of any change in the Euro-Rate Reserve Percentage, as of such effective date.

   "Euro-Rate Interest Period(s)" means any individual period of one (1), two
(2) or three (3) months selected by the Borrower commencing on the borrowing, conversion date or renewal date of a Euro-Rate Portion to which such period shall apply.

   "Euro-Rate Option" means the interest rate option described in item (iii) of Paragraph 4 hereof.

   "Euro-Rate Portion(s)" means a Loan, or portion thereof which bears, or is to bear, interest at the Euro-Rate.

   "Euro-Rate Reserve Percentage" means the maximum effective percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Bank (which determination shall be conclusive), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities").

   "Governmental Authority" means the government of the United States or the government of any state or locality therein, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity, or other regulatory bureau, authority, body or entity of the United States or any state or locality therein, including the Federal Deposit Insurance Company, the Comptroller of the Currency or the Board of Governors of the Federal Reserve System, any central bank or any comparable authority.

   "Governmental Rule" means any law, statute, rule, regulation, ordinance, order, judgment, guideline or decision of any Governmental Authority.

   "Interest Period(s)" means any or all of a Negotiated Rate Interest Period or a Euro-Rate Interest Period.

   "Negotiated Rate" means, as to any agreed upon Negotiated Rate Interest Period, the rate of interest per annum offered by the Bank and accepted by the Borrower.

   "Negotiated Rate Interest Period" means one or more individual periods of days or months offered by the Bank with respect to any Negotiated Rate Portion and selected by the Borrower commencing on the borrowing, conversion date or renewal date of the Negotiated Rate Portion to which such period shall apply.

   "Negotiated Rate Option" means the interest rate option described in item
(ii) of Paragraph 4 hereof.

   "Negotiated Rate Portion(s)" means a Loan or portion thereof which bears, or is to bear interest at a Negotiated Rate.

   "Option(s)" means any one or more of the Prime Rate Option, the Negotiated Rate Option, or the Euro-Rate Option.

   "Portion(s)" means either the Prime Rate Portion, the Negotiated Rate Portion, the Euro-Rate Portion, any or all of the foregoing, as the case may be.

   "Prime Rate" means the interest rate per annum announced from time to time by the Bank as its prime rate, which rate may not be the lowest rate of interest then being charged by the Bank to its commercial borrowers.

   "Prime Rate Option" means the interest rate option described in item (i) of Paragraph 4 hereof.

   "Prime Rate Portion" means a Loan or a portion thereof which bears, or is to bear, interest at the Prime Rate.

16. PRINCIPAL PAYMENT. The outstanding principal balance and any accrued but unpaid interest shall be due and payable on the Expiration Date.

17.  METHOD OF PAYMENT.   Any payment of principal or interest under this Note
must be received by the Bank by 2:00 p.m. prevailing Eastern Time on a Business Day in order to be credited on such date. If any payment under this Note shall become due on a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. The Borrower hereby authorizes the Bank to charge the Borrower's deposit account at the Bank for any payment when due hereunder. Payments received will be applied to charges, fees and expenses (including attorneys' fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.

18. PREPAYMENT. Subject to the provisions of Paragraph 11 hereof, the indebtedness evidenced by this Note may be prepaid in whole or in part at any time without penalty.

19. OTHER LOAN DOCUMENTS. This Note is issued pursuant to a letter agreement dated May 2, 1994, which together with the Note shall be referred to as the "Loan Documents."

20. LOAN ACCOUNT. The Bank shall open and maintain on its books a loan account in the name of the Borrower with respect to advances, payments and the computation and payment of interest hereunder. Such loan account shall be conclusive and binding on the Borrower as to the amount at any time due to the Bank from the Borrower except in the case of error in computation.

21. REPRESENTATIONS AND WARRANTIES. The Borrower hereby makes the following representations and warranties for the benefit of the Bank and covenants with the Bank as follows:

         (a) It is a corporation duly incorporated and validly existing under the laws of the place of its incorporation and has the corporate power and authority to own its property and assets and carry on its business as it is now being conducted.

         (b) It has the power to make and carry out the terms of the Loan Documents and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents.

         (c) The Loan Documents constitute the legally binding obligation of the Borrower enforceable in accordance with their respective terms and if enforced in the courts of and under the laws of the place of its incorporation would constitute the legally binding obligation of the Borrower enforceable in accordance with their respective terms.

         (d) The making and performance of the Loan Documents does not and will not violate in any respect any provision of (i) any law or regulation or any order or decree of any governmental authority or agency or of any court having jurisdiction over the Borrower, or (ii) the articles of incorporation or by-laws of the Borrower or of any of its subsidiaries, or (iii) any mortgage, contract or other undertaking to which the Borrower or any of its subsidiaries is a party or which is binding upon the Borrower or any of its subsidiaries or any of their respective assets, and does not and will not result in the creation or imposition of any security interest, lien, charge or other encumbrance on any of their respective assets pursuant to the provisions of any such mortgage, contract or other undertaking.

         (e) It has received or obtained every consent of, license from or exemption by any governmental or administrative body or authority required to authorize or required in connection with the performance, validity or enforceability of the Loan Documents and the payments by it in accordance with the provisions of the Loan Documents and the same are valid and subsisting.

         (f) Neither it nor any of its subsidiaries is in default under any agreement to which it is a party or by which it may be bound, and no litigation or administrative proceeding is presently pending or, to its knowledge threatened, which default, litigation or proceeding would have a material adverse effect on its business, assets or financial condition.

22. DEFAULT AND ACCELERATION OF MATURITY. The occurrence of any of the following events will be deemed to be an "Event of Default" under the Loan
Documents:

   (a) Any failure of the Borrower to make any payment when due of the principal of this Note, or any failure to pay interest on, fees or other amounts due with respect to the Loan Documents and such failure shall continue for a period of five (5) days;

   (b) Any failure of the Borrower to comply fully with all of the terms and conditions of the Loan Documents, and such failure shall continue for a period of thirty (30) days;

   (c) Any materially adverse change in the financial condition of the Borrower;

   (d) Any assignment for the benefit of creditors of, or the commencement of any bankruptcy, receivership, insolvency, reorganization or liquidation proceedings by or against, the Borrower;

   (e) The institution of any garnishment proceedings by attachment, levy or otherwise, against any deposit balance maintained, or any property deposited, with the Bank by the Borrower;

   (f) The occurrence of any default or event which, with the passage of time or the giving of notice or both would be a default under any note, agreement, indenture or other document evidencing or relating to indebtedness in an aggregate principal amount equal to or greater than $5,000,000, including but not limited to, the Note Agreement dated as of September 15, 1993 by and among John Hancock Mutual Life Insurance Company, Massachusetts Mutual Life Insurance Company, Mass Mutual/Carlson CBO, N.V. and New York Life Insurance Company and the Borrower (the "Note Agreement"), the provisions of which Note Agreement are incorporated by reference herein as if fully set forth herein, without regard to any amendment, modification, renewal, replacement or termination of such Note Agreement on or after the date hereof; or

   (g) The failure of the Borrower to submit promptly to the Bank such financial information as may be reasonably required by the Bank, including, without limitation, detailed balance sheets, statements of cash flows and any compliance certificates delivered pursuant to the Note Agreement.

Upon the occurrence of an Event of Default: (a) the Bank shall be under no further obligation to make advances hereunder; (b) if an Event of Default specified in clause (d) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the option of the Bank and without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) at the option of the Bank, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and (e) the Bank may exercise from time to time any of the rights and remedies available to the Bank under the Loan Documents or under applicable law.

23.  FEES AND EXPENSES.   The Borrower agree to pay or cause to be paid and to
save the Bank harmless against liability for the payment of all reasonable out-of-pocket expenses (including but not limited to attorney's fees and expenses of the Bank's counsel) incurred by the Bank in connection with the enforcement of the Loan Documents.

24. WAIVER OF RIGHT OF SETOFF. The Bank hereby agrees to waive any and all rights of set-off with respect to the obligations evidenced by this Note.

25. MISCELLANEOUS. No delay or omission of the Bank to exercise any right or power arising hereunder shall impair any such right or power or be considered to be a waiver of any such right or power or any acquiescence therein nor shall the action or non-action of the Bank impair any right or power resulting therefrom. The Borrower agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Bank in the enforcement of its rights in this Note and any security therefor, including without limitation reasonable fees and expenses of the Bank's counsel. If any provision of the Loan Documents is found to be invalid by a court, all the other provisions of the Loan Documents will remain in full force and effect.

The Borrower hereby forever waives presentment, demand, protest, notice of dishonor, nonpayment or default and any other notices of any kind.

This Note shall bind the Borrower and the successors and assigns of the Borrower, and the benefits hereof shall inure to the benefit of Bank and its successors and assigns. All references herein to the "Borrower" and "Bank" shall be deemed to apply to the Borrower and Bank and their respective successors and assigns.

This Note has been delivered to and accepted by the Bank and will be deemed to be made in the Commonwealth of Pennsylvania. This Note will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the Commonwealth of Pennsylvania. The Borrower hereby agrees to the jurisdiction of any state or federal court located within the county where the Bank's office identified above is located, or such other venue as the Bank chooses, and consents that all service of process be made by certified mail directed to Borrower at the Borrower's address set forth herein for notices and service so made will be deemed to be completed five (5) business days after the same has been deposited in U.S. mails, postage prepaid; provided that nothing contained herein will prevent the Bank from bringing any action or exercising any rights against any security or against the Borrower individually, or against any property of the Borrower within any other state or nation to enforce any award or judgment obtained in the venue specified above, or such other venue as the Bank chooses. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted hereunder.

This Note supersedes, amends and restates the Note of Kerr Group, Inc. dated November 8, 1993 in the principal amount of $6,000,000.00 and issued to the
Bank (the "Prior Note").   This Note is issued in substitution and replacement
of such Prior Note and not in payment thereof, and any and all amounts outstanding pursuant to such Prior Note, including all accrued and unpaid interest, shall be evidenced by this Note and shall be paid in accordance with the terms hereof.

THE BORROWER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE WAIVER OF JURY TRIAL, AND HAS BEEN ADVISED BY COUNSEL AS NECESSARY OR APPROPRIATE.

12. WAIVER OF JURY TRIAL. THE BORROWER WAIVES ANY AND ALL RIGHTS THE BORROWER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS NOTE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS AND ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

WITNESS the due execution and sealing hereof with the intent to be legally bound hereby.

ATTEST/WITNESS:                   KERR GROUP, INC. (SEAL)


                                  By      GEOFFREY A. WHYNOT
- - --------------------------          ------------------------------
                                  Print Name: Geoffrey A. Whynot
                                             ---------------------
                                  Title:      Treasurer
                                        --------------------------